EXHIBIT 2.3

Kinross Gold Corporation 25 York Street, 17th Floor Toronto, ON Canada M5J 2V5 phone: 416-365-5123 fax: 416-363-6622

March      , 2010

STRICTLY CONFIDENTIAL

(the “Seller”)

Dear Sirs/Mesdames:

Underworld Resources Inc.

This Agreement is made in the context of a proposed take-over bid in which Kinross Gold Corporation (the “Offeror”) will make an offer (the “Offer”) for all of the issued and outstanding Common Shares of Underworld Resources Inc. (the “Company”).

This letter sets out the terms and conditions upon which (a) the Offeror agrees to commence the Offer and (b) the Seller agrees to (i) support the Offer and (ii) irrevocably and unconditionally deposit under the Subject Shares (as defined herein).

Capitalized terms used in this Agreement that are not defined herein but that are defined in the Support Agreement shall have the respective meanings ascribed to them in the support agreement between the Offeror and the Company (the “Support Agreement”).

1.             Offer for Securities of the Company

(a)                                 The Offeror agrees to make the Offer for all of the Common Shares within the time period and upon and subject to the terms and conditions provided for in the Support Agreement.

2.             Agreement to Deposit

(a)                                 This Agreement when signed and delivered by the Seller to the Offeror will constitute the agreement of the Seller, among other things, to irrevocably and unconditionally accept the Offer and validly to deposit, and to cause all acts and things necessary to be done to deposit, the Subject Shares under the Offer on the terms and conditions set out herein.

(b)                                 The Seller agrees that if the Offeror makes the Offer on the term and conditions provided for in the Support Agreement, the Seller shall deposit with the depositary under the Offer all of the Subject Shares in accordance with the terms of the Offer as promptly as practicable but in any event within 10 days of the mailing of the Bid Circular, and thereafter, except as may be permitted by this Agreement, the Seller shall not withdraw or permit such shares to be withdrawn from the Offer.  The Offeror will take up and pay for the Subject Shares deposited under the Offer in accordance with the terms of the Offer within the periods required by applicable law and upon the conditions of the Offer having been satisfied or waived.

(c)           For greater certainty, for the purposes of this Agreement, the term “Subject Shares” shall refer to all the Common Shares which the Seller is required to deposit under the Offer pursuant to the terms of this Agreement and shall include all shares or other securities which the Subject Shares may be converted into, exercised for, exchanged for or otherwise changed into, prior to the acquisition of the Subject Shares by the Offeror.

3.             Covenants of the Seller

(a)           The Seller agrees that during the period commencing on the date hereof and continuing until the expiry or termination of the Offer, except to the extent permitted hereunder or in the case of a director or officer of the Company, in compliance with Section 7 of the Support Agreement:

(i)            it will not and will cause its affiliates not, to take any act, directly or indirectly, which may in any way adversely affect the success of the Offer or the purchase of any Common Shares under the Offer;

(ii)           it will use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Offer, including using its reasonable best efforts to (A) support the Offer; (B) obtain all necessary consents, approvals and authorizations as are required to be obtained by the Seller  under any federal, provincial or foreign law or regulations with respect to this Agreement or the Offer; (C) lift or rescind any injunction or restraining order or other order adversely affecting the Seller’s ability to consummate the transactions contemplated hereby or by the Offer; and (D) fulfill all conditions and satisfy all provisions of this Agreement and the Offer applicable to the Seller;

(iii)          the Seller shall not and shall not permit any of its affiliates to sell, transfer, pledge or encumber in any way any Subject Shares or relinquish or modify such Seller’s right or the right of any of its affiliates to sell, exercise control or direction over or to vote any Subject Shares or enter into any agreement to do any of the foregoing;

(iv)          the Seller will not and will cause its affiliates not to, prior to the public announcement by the Offeror of the terms of the Offer, directly or indirectly, disclose to any person, firm or corporation (other than the

Company and the financial and legal advisors of the Seller, in each case, who need to know such information in order to facilitate completion of the transactions contemplated hereby) the existence of the terms and conditions of this Agreement, or the possibility of the Offer being made or any terms or conditions or other information concerning any possible offer to be made for Common Shares;

(v)           it will immediately cease and cause to be terminated existing discussions, if any, with parties (other than the Offeror) with respect to any Acquisition Proposal and it will not, directly or indirectly, make, solicit, initiate, promote or encourage inquiries from or submission of proposals or offers from any other Person other than the Offeror or its Affiliates, relating to any Acquisition Proposal, enter into any agreement related to any Acquisition Proposal, furnish to any Person any information with respect to, or otherwise cooperate in any way with, or otherwise assist or participate in, facilitate or encourage, any effort or attempt by any Person other than the Offeror or its Affiliates to do or seek to do any of the foregoing;

(vi)          it will not grant or agree to grant any proxy or other right to the Subject Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind with respect to the Subject Shares, other than pursuant to (A) the Offer and (B) the Annual General and Special Meeting of the Company previously called and scheduled to be held March 17, 2010;

(vii)         the Seller shall take all such steps as are required to ensure that at the time at which the Offeror becomes entitled to take up and pay for Common Shares pursuant to the Offer, and at the time at which the Offeror so takes up and pays for such Common Shares, the Subject Shares will be beneficially owned by the Seller with a good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges and encumbrances of any nature or kind whatsoever, and will not be subject to any shareholders’ agreements, voting trust or similar agreements or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting the Subject Shares or the ability of any holder thereof to exercise all ownership rights thereto, including the voting of any such shares (collectively, “Encumbrances”); and

(viii)        to vote (or cause to be voted) all the Subject Shares at any meeting of holders of Common Shares called in order to consider the Offer or any adjournment thereof, and in any action by written consent of holders of Common Shares: (i) in favour of the approval, consent, ratification and adoption of the Offer or any Alternative Transaction (as defined below)

and any actions required or deemed advisable by the Offeror in furtherance thereof; (ii) against any action that is intended or would reasonably be expected to impede, interfere with, delay, postpone or discourage the Offer or any Alternative Transaction.

4.             Representations and Warranties of the Seller

The Seller by its acceptance hereof represents and warrants as follows and acknowledges that the Offeror is relying upon such representations and warranties in connection with entering into this Agreement and the purchase by the Offeror of the Subject Shares:

(a)                                 the Seller is the beneficial owner of or exercises control or direction over, the Common Shares and/or Options set forth on Schedule A to this Agreement;

(b)                                 for the purposes of this Agreement, the Common Shares referred to in clause (a) above and any Common Shares subsequently obtained, directly or indirectly, by the Seller, including through the exercise of Options are collectively, the “Subject Shares”. The only securities of the Company held of record or beneficially owned by the Seller on the date hereof are those listed in Schedule A to this Agreement. None of the Seller’s Shares are or will be subject to any shareholders’ agreements, voting trust or other similar agreements or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting the Seller’s Shares or the ability of any holder thereof to exercise all ownership rights thereto;

(c)                                  (i) the Seller has the sole right to sell and vote and direct the sale and voting of the Subject Shares and (ii) all the Subject Shares will, at the time at which the Offeror takes up and pays for such shares, be beneficially owned by the Seller with a good and marketable title thereto, free and clear of any and all Encumbrances;

(d)                                 no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from such Seller of any of the Subject Shares or any interest therein or right thereto, except the Offeror pursuant hereto;

(e)                                  none of the execution and delivery by the Seller of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Seller with the Seller’s obligations hereunder will result in a breach of: (i) in the case of a Seller that is a corporation, the constating documents of the Seller; (ii) any agreement or instrument to which the Seller is a party or by which the Seller  or any of the property or assets of the Seller  are bound; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator; or (iv) any applicable law, statute, ordinance, regulation or rule;

(f)                                   the Seller (i) if a corporation, is a validly existing corporation and (ii) has all necessary power, authority and right to execute and deliver this agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(g)           if the Seller is a corporation or partnership, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller have been authorized by all necessary corporate or partnership action on its part and on the part of its general partner, as applicable.

(h)           (i) If the seller is a corporation, this Agreement has been duly executed and delivered by the Seller, and (ii) this Agreement constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction; and

(i)            (i) the only securities of the Company held of record, beneficially owned or over which control or direction is exercised, directly or indirectly, by the Seller or any of its affiliates, are the Subject Shares, (ii) Other than the Options listed on Schedule A, the Seller has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Seller or any of its affiliates or transfer to the Seller or any of its affiliates of additional securities of the Company;

5.             Representations and Warranties of the Offeror

The Offeror represents and warrants as follows and acknowledges that the Seller is relying upon such representations and warranties in connection with the sale to the Offeror of the Subject Shares:

(a)           the Offeror is a validly existing corporation under the OBCA and has all necessary corporate power and authority to own its assets and conduct its business as currently owned and conducted;

(b)           the Offeror has the power, authority and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Offeror and the consummation by the Offeror of the transactions contemplated by this Agreement have been authorized by the Board of Directors of the Offeror, and no other proceedings on the part of the Offeror are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Offeror and constitutes a valid and binding obligation of the Offeror, enforceable against the Offeror in accordance with it terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction; and

(c)                                  the execution and delivery by the Offeror of this Agreement and performance by it of its obligations hereunder and the completion of the Offer, will not be in breach of its constating documents or any agreement or instrument to which the Offeror is a party or by which the Offeror or any of the Offeror’s property or assets are bound.

6.             Termination Date; Extensions

This Agreement may be terminated by notice in writing:

(a)                                 at any time by mutual consent of the Offeror and the Seller;

(b)                                 by the Seller or the Offeror, if (i) the Subject Shares have not been taken up and paid for by the Offeror by a date that is 90 days after the Offer is commenced; or (ii) the Support Agreement is terminated in accordance with its terms for any reason;

(c)                                  by the Offeror, if the Seller is in material default of any covenant or obligation under this Agreement or if any representation or warranty of the Seller shall have been at the date hereof, or subsequently becomes, untrue or incorrect in any material respect, provided that the Offeror has notified the Seller in writing of any of the foregoing events and the same has not been cured by the Seller within 10 days of the date such notice was received by the Seller; or

(d)                                 by the Seller, if the Offeror is in material default of any covenant or obligation hereunder or if any representation or warranty of the Offeror under this Agreement shall have been at the date hereof, or subsequently becomes, untrue or incorrect in any material respect; provided that the Seller has notified the Offeror in writing of any of the foregoing events and the same has not been cured by the Offeror within 10 days of the date such notice was received by the Offeror, provided, however, that any such termination shall not prejudice the rights of a party as a result of any breach by the other party of its obligations hereunder. Upon termination of this Agreement, the Seller shall be entitled to withdraw the Subject Shares deposited under the Offer.

7.             Change in Nature of Transaction

(a)                                 If the Offeror after receiving the advice of its counsel determines it is necessary or desirable to proceed with another form of transaction (an “Alternative Transaction”) whereby the Offeror would acquire following completion of such Alternative Transaction all or substantially all of the Common Shares outstanding or all or substantially all of the assets of the Company and its Subsidiaries on economic terms which, in relation to the Seller, are at least equivalent to or better than those contemplated by the Offer, the Seller will support the completion of such Alternative Transaction.

(b)                                 In the event of any proposed Alternative Transaction, the references in this Agreement to the Offer shall be deemed to be changed to “Alternative

Transaction” and all provisions of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.

(c)                                  The Seller covenants that it will not exercise any rights of dissent provided under the applicable corporate statute or otherwise in connection with any Alternative Transaction.

(d)                                 The Seller, on the one hand, and the Offeror, on the other hand, will from time to time execute and deliver any and all such further documents and instruments and do any and all such acts and things as the other party may, either before or after the expiry of the Offer or the Alternative Transaction, as the case may be, reasonably require to effectively carry out the full intent and meaning of this Agreement.

8.             General

(a)                                 All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or transmitted by telecopy or similar means of recorded electronic communication to, in the case of the Seller,                                                                   (with a facsimile copy to                          , Attention:                   , Facsimile:                    , and, in the case of the Offeror, Kinross Gold Corporation, 25 York Street, 17th Floor, Toronto, Ontario, M5J 2V5  Attention: Executive Vice-President and Chief Legal Officer, Facsimile: (416) 365-2604 (with a facsimile copy to Osler, Hoskin & Harcourt LLP, Attention: Doug Bryce, Facsimile: (416) 862-6666, or such other address as may be designated in writing hereafter, in the same manner, by such person.  Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) unless actually received at the point of delivery after 4:00 p.m. (Toronto time) in which case it shall be deemed to have been given and received on the next business day.

(b)                                 This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby.  There are no warranties, representations, terms, conditions or collateral agreements, expressed, implied or statutory, between the Seller and the Offeror other than as expressly set forth in this Agreement.  This Agreement and the rights hereunder are not transferable or assignable by the Seller or the Offeror without the prior written consent of the other and except that the Offeror may assign its rights and obligations under this Agreement to any affiliate thereof, but no such assignment shall relieve the assignor of its obligations hereunder.

(c)                                  The representations and warranties set forth in this Agreement shall survive the purchase of the Subject Shares and, notwithstanding such purchase but subject to the changes that will result from the purchase of the Subject Shares, shall continue in full force and effect for the benefit of the party to whom such representations and warranties are given.

(d)                                 If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be severable from all other provisions hereof and shall be deemed not to affect or impair the validity of any other provision hereof and each such provision is deemed to be separate and distinct.

(e)                                  Time shall be of the essence of this Agreement.

(f)                                   This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

(g)                                  Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and shall indemnify the other party from and against any and all claims against the other party for “finder’s’” or “agency” fees relating to the transactions contemplated hereby.

(h)                                 In this Agreement: all references to $ or dollars are to Canadian dollars; “affiliate” means, with respect to any person or company (each as defined in the Securities Act (Ontario)), any other person or company that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such person or company.  For purposes of the foregoing, “control” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person or company, whether through the ownership of voting securities, by contract, or otherwise; and “business day” means any day on which commercial banks are generally open for business in Toronto and Vancouver, other than a Saturday, a Sunday or a day observed as a holiday under the laws of the Province of Ontario or the federal laws of Canada.

[Signature page follows]

If the foregoing accurately reflects the terms and conditions of our agreement, would you kindly indicate your acceptance hereof by signing, dating and returning to the Offeror the enclosed duplicate original of this Agreement by facsimile.

KINROSS GOLD CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Irrevocably accepted and agreed to this         day of March, 2010.

By:

SCHEDULE A

SECURITIES

Common Shares beneficially owned or over which control or direction is exercised:

Options beneficially owned or over which control or direction is exercised: